July 23, 1999

Inamed Corporation
1120 Avenue of the Americas, 4th Floor
New York, NY  10036
Attention:  Ilan Reich

Re:  Commitment Letter-Inamed Corporation

Dear Mr. Reich:

     You have advised us that Inamed Corporation (the "Company") intends to consummate a transaction (the "Acquisition") pursuant to which the Company will acquire substantially all of the stock of Collagen Aesthetics Inc. ("CGEN"). We understand that the Acquisition will be accomplished pursuant to a Tender Offer and Merger Agreement which is expected to be executed on or before August 6, 1999 among CGEN and the Company (the "Purchase Agreement").

     You have further advised us that a portion of the funds necessary to consummate the Acquisition and to pay certain related fees and expenses will be provided through the Company's issuance of senior secured bridge notes in an aggregate principal amount of $155,000,000 (the "Bridge Notes"), the principal terms of which are set forth in the Outline of Proposed Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). The Company has requested that Cerberus Capital Management, L.P., or one or more of its affiliates (the "Lender") provide the financing contemplated by the Bridge Notes. The Lender is pleased to advise you that it is willing to purchase from the Company all of the Bridge Notes, subject in all respects to the satisfaction of each of the terms and conditions contained in this commitment letter and in the Term Sheet.

     The Lender and the Company agree that (i) if other investors or lenders reasonably acceptable to the Lender agree to purchase Bridge Notes in an aggregate principal amount of up to $80,000,000, the Company or the Lender shall have the right to reduce, on a dollar-for-dollar basis, the aggregate principal amount of Bridge Notes committed to be purchased by the Lender hereunder to an amount not less than $75,000,000 (with the exact principal amount of Bridge Notes to be issued by the Company hereunder being conveyed to the Lender no later than 5:00 p.m. Eastern time on August 31, 1999) under the terms and conditions set forth in this commitment letter and the Term Sheet. The proceeds from the sale of the Bridge Notes shall be used by the Company solely for the purpose of financing the Acquisition, paying certain fees and expenses incurred in connection herewith and therewith and for other purposes described in the Term Sheet. The Company agrees and acknowledges that this letter and the Term Sheet are intended as an outline only and do not purport to summarize all of the conditions, covenants, representations, warranties and other provisions to be contained in the definitive legal documentation for the Bridge Notes and that the terms and conditions of the Lender's commitment hereunder and the Bridge Notes are not limited to those set forth herein and in the Term Sheet but shall be, in the opinion of the Lender, customary or typical for this type of financing and consistent in all material respects with the terms of this commitment letter and the Term Sheet.

     By its execution hereof, and its acceptance of the commitment contained herein, the Company agrees to indemnify and hold harmless the Lender and each of its assignees, its affiliates and its directors, officers, employees and agents (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party becomes subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from this letter, or in any way arise from any use or intended use of this letter or the Acquisition, and the Company agrees to reimburse each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnification expenses arise), but excluding therefrom the fees of the Lender's in-house counsel and other in-house advisors and all expenses, losses, claims, damages and liabilities which are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct of, or breach of contractual undertaking by the Indemnified Party. In the event of any litigation or dispute involving this commitment letter, the Lender shall not be responsible or liable to the Company or any other person for any special, indirect, consequential, incidental or punitive damages. The obligations of the Company under this paragraph shall remain effective whether or not definitive documentation is executed and not withstanding any termination of this commitment letter.

     The Lender's obligation to purchase the Bridge Notes, and the Company's obligation to sell such Bridge Notes to the Lender, are subject to the fulfillment of the following conditions precedent (in addition to those conditions set forth in the Term Sheet):

     (1) definitive documentation evidencing the transactions contemplated by this commitment letter and the Term Sheet shall have been executed and delivered on or before September 30, 1999, the Lender and the Company agreeing to act in good faith and in a commercially reasonable manner to prepare and execute definitive documentation containing terms and conditions consistent in all material respects with this commitment letter and the Term Sheet;

     (2) since March 31, 1999, there shall not have been a material adverse effect upon the results of operations, properties, operations, financial condition or prospects or the Company or CGEN;

     (3) the definitive documents relating to the Acquisition, including the Purchase Agreement, shall have been fully executed and delivered, and shall be in form and substance reasonably satisfactory to the Lender; and

     (4) the Company shall have paid to the Lender all fees payable hereunder and under the Term Sheet in accordance with the terms of this letter and the Term Sheet.


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

     By its execution hereof and acceptance of the terms of the commitment contained herein, the Company agrees that it will pay (i) all reasonable fees, costs and expenses that are incurred by or on behalf of the Lender in connection with the negotiation, preparation, execution and delivery of this commitment letter, the Term Sheet and any and all definitive documentation relating hereto and thereto, including, without limitation, the reasonable fees and expenses of counsel to the Lender (regardless of whether the transactions contemplated hereby are consummated) which fees, costs and expenses are reasonably estimated by the Lender to be approximately $100,000.00; (ii) in immediately available funds a deposit of $50,000 (the "Deposit") to fund out-of-pocket expenses referred to in clause (i) incurred by the Lender; and (iii) a non-refundable fee equal to $775,000 upon execution of this letter (the "Initial Commitment Fee").

     The Company represents and warrants that (i) subject to clause (ii) below, all written information and other materials concerning the Company and CGEN (collectively, the "Information") which has been or is hereafter made available by or on behalf of the Company is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statement has been made and (ii) to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests stated therein which are believed by the Company to be reasonable and (B) information believed by the Company to have been accurate based upon the information available to the Company at the time such projections were furnished to the Lender.

     The Company agrees that (other than disclosure required by judicial or administrative order or otherwise required by law, including public disclosure documents) it will (i) consult with the Lender prior to the making of any filing in which reference is made to the Lender or the commitment contained herein,
(ii) obtain the prior approval (which approval shall not be unreasonably withheld) of the Lender prior to releasing any public announcement in which reference is made to the Lender or to the commitment contained herein and (iii) refrain from disclosing the existence of this commitment letter or any of its terms or substances, directly or indirectly, to any other person except to its officers, employees, agents (including solvency firms) and advisors who are directly involved in the consideration of this matter.

     Notwithstanding the provisions of the immediately preceding paragraph, this commitment letter and its terms and substance may be disclosed to CGEN and its advisors.

     The offer made by the Lender in this commitment letter shall expire, unless otherwise agreed by the Lender in writing by 6:00 p.m. (New York City time) on July 23, 1999, unless prior thereto the Lender has received (i) a copy of this commitment letter signed by the Company accepting the terms and conditions of this commitment letter and the Term Sheet, (ii) the Deposit, in immediately available funds and (iii) the Initial Commitment Fee, in immediately available funds. The commitment by the Lender to purchase the Bridge Notes shall expire at 5:00 p.m. (New York City time) on October 29, 1999, unless on or prior to such date, definitive documentation shall have been agreed to in writing by all parties, and all conditions thereunder shall have been satisfied or waived by the Lender, or at such other time as specified in the Term Sheet.

     This commitment letter and the Lender's commitment hereunder shall not be assignable by you without the prior written consent of the Lender any may not be amended or any provision thereof waived or modified except by an instrument in writing signed by you and the Lender. This commitment letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     This commitment letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

     If you are in agreement with the foregoing, please so indicate by signing in the place indicated below and returning a copy to the undersigned by facsimile at the facsimile number set forth below.

--------------------------------------------------------------------------------
CERBERUS CAPITAL MANAGEMENT, L.P.

By:                                       $155,000,000
   ------------------------------         ----------------------------
Title:                                    Amount of Bridge Notes Commitment
      ---------------------------
Date:  July 22, 1999
Facsimile No.:  (212) 935-2874
Telephone No.: (212) 891-2100

--------------------------------------------------------------------------------
Agreed and Accepted:

INAMED CORPORATION

By:
   ------------------------------
Title:
      ---------------------------
Date:  7/22/99

--------------------------------------------------------------------------------


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


                                    EXHIBIT A
                               INAMED CORPORATION
                    OUTLINE OF PROPOSED TERMS AND CONDITIONS
                                 FOR PURCHASE OF
                                  BRIDGE NOTES

This Outline of Proposed Terms and Conditions is part of the commitment letter, dated July 21, 1999, addressed to Inamed Corporation by Cerberus Capital Management, L.P., and is subject to the terms set forth therein. Capitalized terms used herein shall have the meanings set forth in the commitment letter unless otherwise defined herein.


BORROWER:                     Inamed Corporation (the "Borrower").

LENDERS: Cerberus Capital Management, L.P. or one or more of its affiliates or other lenders arranged by Cerberus Capital Management, L.P. (each a "Lender" and together the "Lenders").

LENDERS' COUNSEL:             Schulte Roth & Zabel LLP and Latham & Watkins.

BRIDGE NOTES:                 Up to $155,000,000 principal amount of Senior
                              Secured Bridge Notes.

COLLATERAL AND SECURITY:      The Bridge Notes will be secured by perfected
                              first priority liens on, and security interests in, (i) substantially all of the assets of the Borrower, (ii) substantially all of the stock and assets of Borrower's U.S. subsidiaries, (iii) 65% of the outstanding capital stock of the Borrower's foreign subsidiaries, (iv) prior to the consummation for the Merger (as defined below), all of the shares of stock of CGEN purchased by Borrower or its subsidiary, whether in the Tender
                              Offer (as defined below) or otherwise, (v) prior to the consummation of the Merger, the contents of the Escrow Account (as defined below), and (vi) upon and following consummation of the Merger, all of such shares of stock and all of the assets of CGEN and its subsidiaries, or the stock and assets of the surviving entity.

GUARANTEE:                    The Bridge Notes will be guaranteed on a senior
                              basis by (i) prior to consummation of the Merger, all of the Borrower's material direct and indirect
                              U.S. subsidiaries, and (ii)
                              upon and following consummation of the Merger, all of such material U.S. subsidiaries and CGEN and its material U.S. subsidiaries (or the surviving entity and its subsidiaries). Such guarantees will be collateralized to the extent provided under "Collateral and Security above.

USE OF PROCEEDS:              The proceeds of the Bridge Notes will be used only
                              (i) to finance the purchase price of shares of common stock of CGEN purchased pursuant to the contemplated cash tender offer (the "Tender
                              Offer") to be made by the Borrower or its subsidiary for any or all of the shares of common stock of CGEN, at a price not in excess of $16.25 per share, (ii) to refinance certain existing indebtedness of the Borrower, (iii) in the event that any of the Bridge Notes remain outstanding upon consummation of the merger of CGEN with Borrower or a subsidiary of Borrower (the
                              "Merger") in which all shares of common stock of CGEN not acquired pursuant to the Tender Offer are converted into the right to receive cash in an amount equal to the price per share paid in the Tender Offer, to finance such cash price, (iv) to fund the Escrow Account, and (v) to pay transaction-related fees and expenses.

INTEREST RATE:                The Bridge Notes will bear interest at a margin
                              (the "Margin") of 600 bps over 30-day LIBOR. The
                              Margin will increase every three months by 100 bps. Interest will be payable monthly in cash in arrears. The default rate will be the applicable interest rate plus 200 bps per annum.

FEES:

COMMITMENT FEES:              A fee equal to (a) the Initial Commitment Fee
                              described in the Commitment Letter ($775,000.00), which shall be non-refundable, and shall be due and payable in cash to the Lenders upon the execution by the Borrower of the commitment letter, and (b) 1.0% of the maximum principal amount of the Bridge Notes ($1,550,000.00), shall be due and


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

                              payable in cash to the Lenders upon the execution and delivery of the Purchase Agreement, and which shall be refundable as set forth in the immediately succeeding sentence. The 1.0% commitment fee shall be refundable by the Lenders only in the event that the Lenders do not fund the Bridge Notes due to a material adverse change in the credit markets generally, or in the market for high yield securities generally, or in the market for outstanding equity securities of the Borrower.

FUNDING FEES:                 A non-refundable fee equal to 1.0% of the
                              principal amount of Bridge Notes actually funded by Lenders, due and payable in cash to the Lenders, at the time of funding of the Bridge
                              Notes.

ROLLOVER FEES:                A non-refundable fee of 1.375% of the principal
                              amount of any Rollover Securities (as defined below) issued, payable to the Lenders in cash at the time of the issuance of such Rollover
                              Securities.

BROKERAGE FEES:               Fees equal to: (a) 0.5% of the maximum principal
                              amount of the Bridge Notes ($775,000.00), which shall be refundable to the extent set forth in the immediately succeeding sentence and shall be payable in cash to U.S. Bancorp Libra ("USBL") upon the execution and delivery of the Purchase
                              Agreement; (b) 0.5% of the principal amount actually funded by the Lenders under the Bridge
                              Notes, due and payable in cash to USBL at the time of funding of the Bridge Notes; and (c) 1.5% of the principal amount of any Rollover Securities issued, payable in cash to USBL at the time of issuance of such Rollover Securities. The 0.5% fee set forth in clause (a) of the immediately preceding sentence shall be refundable only in the event that the Lenders do not fund the Bridge
                              Notes due to a material adverse change in the credit markets generally, or in the market for high yield securities generally, or in the market for outstanding equity securities of the Borrower.


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

MATURITY:                     Nine (9) months from the initial funding date.

AVAILABILITY:                 The Bridge Notes will be available for one draw at
                              the closing of the Tender Offer.

ESCROW ACCOUNT:               In the event that the Borrower or its subsidiary
                              purchases less than all of the outstanding shares of capital stock (including all shares issuable upon the exercise of options, warrants and other equity equivalents) of CGEN in the Tender Offer, any excess of (a) the gross proceeds to the Borrower of the Bridge Notes, minus (b) the amount needed to fund the uses contemplated by clauses
                              (i), (ii) and (v) under "Use of Proceeds" above, will be placed in an escrow account (the "Escrow
                              Account") maintained with a commercial bank reasonably acceptable to the Lenders under an escrow agreement having customary terms, and which provides the Lenders with a first priority perfected security interest therein. The cash contained in the Escrow Account shall be released to the Borrower only concurrently with the consummation of the Merger and shall be used only to fund the cash payable to shareholders of CGEN upon such consummation and transaction-related fees and expenses; provided, however, that if the Company's planned issuance of senior unsecured debt securities (the "Take-out Notes") is consummated upon or prior to the consummation of the Merger, then the cash contained in the Escrow
                              Account shall be released to the Lenders and applied as repayment of the Bridge Notes. In the event that the merger is not consummated within nine (9) months following funding of the Bridge
                              Notes, then the cash contained in the Escrow
                              Account shall be released to the Lenders.

MANDATORY PRE-PAYMENT
AND COMMITMENT REDUCTIONS:    The Bridge Notes will be repaid, at par plus
                              accrued interest, from proceeds of the Take-out
                              Notes. Bridge Note outstandings will also be mandatorily reduced and prepaid (subject to exceptions to be mutually agreed upon), at par


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

                              plus accrued interest, by net proceeds from asset sales, certain issuances of debt, equity issues and/or capital contributions.

OPTIONAL PREPAYMENTS:         Optional prepayments of the Bridge Notes are
                              permitted at any time at the option of the Borrower, at par plus accrued interest, subject to LIBOR breakage and/or redeployment costs.

EXPIRATION DATE:              The obligation of the Lenders to fund the Bridge
                              Notes will expire upon the earliest of (i) termination of the agreement providing for the Tender Offer and the Merger, (ii) the issuance of the Take-out Notes or (iii) October 29, 1999.

EXCHANGE FEATURE --
ROLLOVER SECURITIES:          Upon maturity (the "Rollover Date"), each Lender
                              shall exchange its Bridge Notes for new securities
                              (the "Rollover Securities") having the terms described below, provided that the following conditions are met: (i) no Event of Default under the Bridge Notes shall have occurred and be continuing; (ii) no event or condition that, with the giving of notice or the passage of time or both, would become an Event of Default (a
                              "Default") under the Bridge Notes shall have occurred and be continuing, provided that if such a default has occurred but the applicable grace period has not expired, the Rollover Date shall be deferred until the earlier to occur of (A) the cure of such default or (B) the expiration of such grace period, which shall not exceed thirty (30) days; (iii) all fees and expenses due to Lenders as of such date shall have been paid in full and in cash; and (iv) the Borrower's EBITDA for the trailing four quarters shall not be less than $35,000,000.00.

TERMS OF ROLLOVER
SECURITIES:                   The Rollover Securities will mature seven (7)
                              years after issuances and will bear interest, payable semiannually in arrears, at 15% per annum.
                              Of such interest, 12% per annum will be payable in cash, and the remaining 3% per annum will be payable through the issuance of


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

                              additional Rollover Securities. The Rollover
                              Securities will be senior secured notes and will be guaranteed on a senior secured basis by all of Borrower's material U.S. subsidiaries, including, following consummation of the Merger, CGEN. The security collateralizing the Rollover Securities will be substantially the same as the security collateralizing the Bridge Notes. Upon sale of Rollover Securities to third parties not affiliated with Cerberus Capital Management, L.P., such transferred Rollover Securities shall become non-callable until the fourth anniversary of issuance, and thereafter will be redeemable at the option of the Borrower at premiums customary for high yield debt securities. Rollover Securities owned by Cerberus Capital Management, L.P. or its affiliates shall remain callable at the option of the Borrower without premium or penalty. The Rollover Securities will have covenants and other terms substantially similar to and customary for high-yield debt securities, including without limitation a debt incurrence covenant that prohibits the Borrower and its subsidiaries from incurring more than $25 million of secured debt (including sale-leasebacks) and that contains customary limitations on other debt incurrence and assumption. The Rollover Securities will allow for sharing of collateral, and be subordinate to such permitted secured debt, subject to a customary intercreditor agreement reasonably satisfactory to the Lenders.

TERMS OF ROLLOVER             Upon funding of the Bridge Notes, the Borrower
SECURITIES-WARRANTS:          will issue and deliver to the escrow agent to hold
                              in the Escrow Account warrants (the "Warrants") representing in the aggregate the right to acquire
                              10.0% of the fully-diluted common stock of the Borrower (calculated after giving affect to the exercise of such Warrants and all other outstanding warrants, options and other equity equivalents). The Warrants will expire five years after issuance. Each Warrant will be exercisable for cash at an exercise price equal to the average closing price of the common stock of the Borrower for


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

                              the ten trading days preceding such issuance. The Warrants will be released from escrow (a) to the Lenders upon original maturity of the Bridge Notes, if the Bridge Notes, or any portion of the principal or interest thereof, remains outstanding after the original maturity date, whether or not the Rollover Securities are thereupon issued in exchange for the Bridge Notes, or (b) otherwise, to the Borrower for cancellation. Holders of the shares of common stock issuable upon exercise of the Warrants shall be entitled to the benefits of a registration rights agreement in customary form that provides for one demand registration and unlimited "piggyback" registrations, subject to standard cutbacks and "blackout" periods.

CONDITIONS PRECEDENT:         In addition to the conditions set forth in the
                              commitment letter, the Lenders' obligations to fund the Bridge Notes will be subject to customary conditions, including without limitation the following:

                              (i) Accuracy of all representations and warranties in all material respects;
                              (ii)      No material adverse change or
                                        development reasonably likely to result
                                        in a material adverse change in the
                                        condition (financial or otherwise),
                                        results of operations, properties,
                                        assets, management, operations, business or prospects of the Borrower or CGEN;
                              (iii) Delivery of customary legal opinions, solvency opinions and certificates in connection with the issuance of the Bridge Notes, the Tender Offer and the Merger;
                              (iv) The agreement providing for the Tender Offer and the Merger remaining in full force and effect without any amendment or modification thereof adverse in any material respect to the Lenders;
                              (v)       CGEN's Board of Directors not
                                        withdrawing or modifying, in any
                                        material respect, its recommendation
                                        that CGEN shareholders tender their
                                        shares of common stock pursuant to the
                                        Tender

                                        Offer and vote in favor of the Merger;
                              (vi) A majority of the outstanding shares of common stock of CGEN (including all shares issuable upon the exercise of options, warrants and other equity equivalents) are validly tendered and not withdrawn, and the Borrower or its subsidiary purchases such shares pursuant to the Tender Offer concurrently with such initial funding;
                              (vii) The Escrow and the Escrow Agreement shall be executed and delivered in form and substance satisfactory to the Lenders;
                              (viii) The Lenders shall receive first priority liens on, and security interests in, substantially all of the assets of the Borrower and Guarantors as contemplated above;
                              (ix) There being no issued injunctions or other material legal proceeding (which Lenders reasonably believe is likely to be determine adversely) challenging the Acquisition, the Tender Offer, the Merger or the transactions contemplated by the commitment letter and this Term Sheet;
                              (x) No material adverse change in the credit markets generally, or in the market for high yield securities generally, or in the market for outstanding equity securities of the Borrower; and
                              (xi) All conditions to the obligations of the Borrower to purchase shares of common stock pursuant to the Tender Offer shall be satisfied in accordance with their terms, with no material waiver or modification thereof.

REPRESENTATIONS AND
WARRANTIES:                   Usual and customary for transactions of this type,
                              including, but not limited to, no Event of Default
                              (or event or condition that, with the giving of notice or the lapse of time or both, would be an Event of Default); accuracy of, and absence of material omissions in, all reports filed with the SEC by the Borrower and CGEN and all other information provided by Borrower or CGEN to the Lenders; absence of material adverse change;
                              compliance with
                                        laws; solvency; no conflicts with laws,
                                        charter documents or agreements;
                                        ownership of properties; absence of
                                        liens and security interests; and
                                        compliance with margin regulations. Each to contain customary qualifiers and mutually agreed upon enumerated exceptions.

AFFIRMATIVE COVENANTS:                  Usual and customary for transactions of
                                        this type, including, but not limited
                                        to, compliance with laws; performance of obligations; maintenance of properties in good repair; inspection of books and properties; payments of taxes and other liabilities; notice of defaults;
                                        delivery of financial statements,
                                        financial projections and compliance
                                        certificates; compliance by Borrower
                                        with all of its obligations under the
                                        agreement providing for the Tender Offer and the Merger; Borrower's best efforts to consummate the Merger as soon as practicable; compliance with Borrower's obligation to issue and sell debt securities as summarized above; and, for so long as Cerberus Capital Management, L.P. or one or more of its affiliates shall own Rollover Securities, as respects Cerberus and such affiliate, maintenance of certain financial ratios or operating results.

NEGATIVE COVENANTS:                     Usual and customary for transactions of
                                        this type, including, but not limited
                                        to, limitations on indebtedness, liens
                                        (including negative pledges)
                                        sale-leaseback transactions, loans,
                                        investments, transactions with
                                        affiliates, joint ventures, contingent
                                        obligations, restricted payments,
                                        mergers, acquisitions, consolidations,
                                        assets sales, creation of subsidiaries,
                                        and changes in business conducted. Each
                                        to contain customary exceptions and
                                        qualifiers.

EVENTS OF DEFAULT:                      Usual and customary for transactions of
                                        this type (including materiality
                                        qualifiers and grace periods),
                                        including, but not limited to,
                                        nonpayment of principal, interest, fees
                                        or other amounts when due; violation of
                                        covenants; failure of any representation or warranty to be

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                                        true in all material respects;
                                        cross-acceleration; change in control;
                                        bankruptcy; material judgments;
                                        invalidity of loan documents or
                                        guarantees.

ASSIGNMENTS AND PARTICIPATIONS:         Lenders may assign or participate their
                                        interests in the Bridge Notes or the
                                        Rollover Securities to qualified
                                        institutional buyers or accredited
                                        investors in their discretion, without
                                        consent of any third party.


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